Exhibit 99.3

[Quest Software Employee]:

As you are aware from previous communications, Quest Software recently completed a voluntary investigation of our stock option grant practices. As a result of that review, certain stock option grants awarded between 1998 and 2003 have been adjusted to reflect a revised grant date for financial accounting purposes. One or more of those options may also be deemed to have been granted at a discount for tax purposes and may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code and similar provisions under certain state tax laws (“Discounted Options”).

At the present time, Quest intends to launch a program that will offer you the opportunity to amend or replace Discounted Options in order to avoid these adverse tax consequences by increasing the exercise price of the Discounted Options to eliminate the discount; all other relevant features of the option will remain the same. Another feature of the remedial program, should you elect to participate, is that Quest Software would provide you with a cash bonus equal to the eliminated discount, payable in early January 2009.

You have been identified as an employee who holds one or more Discounted Options. Our records indicate that some of your stock options that vested or are scheduled to vest after December 31, 2004 may be Discounted Options and could subject you to penalty taxes if you exercise them without first bringing them into compliance with Section 409A. The Section 409A penalties will only apply even if you do not exercise the Discount Options.

Your Discount Options are listed in the chart below. Only the portion of your Discounted Options which vested or is scheduled to vest after December 31, 2004 would be covered by Section 409A.

Option Grant Number	Option Grant Date	# of Options Originally Granted	Exercise Price ($)	# of Options Currently Exercisable	# of Options Outstanding	# of Options Subject to 409A	# of Options Not Subject to 409A
XXXXXXXXX	XX/XX/XXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX	XXXXX

Although employees may resume option exercises now, it may not be in your best interest to exercise these Discounted Options to the extent they vested after December 31, 2004 until they are amended or replaced under the tender offer. If your circumstances require earlier exercise of your Discounted Options, we recommend that you first consult with your personal tax, legal and financial advisors so that you have an understanding of the tax implications that could result from such exercise. Quest Software will not be able to help you reduce any tax liability associated with such exercises. If you hold other stock option grants not listed in the chart above, those stock options should not be affected by Section 409A.

The intended tender offer amendment/replacement program is important, and I urge you to read all program materials very carefully so you can make informed decisions. Please note that Quest Software is not recommending any particular course of action with respect to this offer and that we cannot offer specific tax or financial advice.

Please watch for further communications, including information sessions, the program announcement and materials that will be emailed to you in the coming weeks. If you have questions, please send them by email to tenderoffer@quest.com.

Thank you.

Important Information

THIS MESSAGE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO AMEND WILL ONLY BE MADE PURSUANT TO AN “OFFER TO AMEND OR REPLACE” AND RELATED MATERIALS THAT QUEST SOFTWARE INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AS PART OF A TENDER OFFER STATEMENT ON THE DATE OF COMMENCEMENT OF THE TENDER OFFER. OPTION HOLDERS WHO ARE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE TENDER OFFER STATEMENT AND THE RELATED MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. OPTION HOLDERS WILL BE ABLE TO OBTAIN THE TENDER OFFER STATEMENT AND THE RELATED MATERIALS FREE OF CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM QUEST SOFTWARE.